Exhibit 99.1

Annapolis Bancorp Announces Second Quarter Results

ANNAPOLIS, Md.--(BUSINESS WIRE)--August 7, 2009--Annapolis Bancorp, Inc. (NASDAQ: ANNB), parent company of BankAnnapolis, today announced a net loss of $1,861,000 for the second quarter of 2009. The net loss available to common shareholders after accruing for preferred stock dividends was $1,981,000 ($0.51 per basic and diluted common share) compared to net income available to common shareholders of $458,000 ($0.12 per basic and diluted common share) for the second quarter of 2008.

Results for the quarter ended June 30, 2009 included a provision for credit losses of $3.8 million compared to a provision for credit losses of $0.4 million in the second quarter of last year. The Company increased its allowance for credit losses to $8,521,000 (3.13% of total gross loans) at June 30, 2009, compared to $4,123,000 (1.54% of total gross loans) at December 31, 2008.

“We added substantially to our reserves in the second quarter as borrowers continued to encounter difficult economic conditions,” said Richard M. Lerner, Chairman and CEO of Annapolis Bancorp, Inc. and BankAnnapolis. “Because of the continued weakness in the economy, we are regularly re-evaluating our collateral positions on loans, as well as borrowers’ ability to repay. The result has been further downward adjustments to internal risk ratings and the establishment of specific loan loss reserves in appropriate circumstances.”

Nonperforming assets at June 30, 2009 amounted to $11.5 million or 4.20% of total gross loans compared to $6.5 million or 2.42% of total gross loans at December 31, 2008. Nonperforming assets at quarter-end were comprised of $11.2 million in nonaccrual loans and $0.3 million in other assets.

At June 30, 2009, Annapolis Bancorp, Inc. continued to exceed all federal regulatory requirements for a well-capitalized institution, with a Tier 1 capital ratio of 12.5%, a total capital ratio of 13.8%, and a Tier 1 leverage ratio of 8.1%. To be considered “well-capitalized” under federal guidelines, a bank holding company must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10%, and a Tier 1 leverage ratio of at least 5%.

Total assets were $459.1 million at June 30, 2009, compared to $394.9 million at December 31, 2008. The $64.2 million or 16.3% increase was primarily the result of the Company’s successful campaign to raise core deposits through its high-yield Superior Savings product. Total savings account balances increased by $56.1 million or 60.7% since year-end 2008.

Increased unemployment, instability in the real estate market, and continued economic decline have resulted in diminished lending opportunities for the Company. Total gross loans increased by just $1.7 million or 0.6% in the second quarter and through the first six months of 2009 the Bank’s loan portfolio increased by a modest $4.2 million or 1.6%. “BankAnnapolis is eager to lend and remains committed to meeting the borrowing needs of the communities it serves,” said Lerner. “We look forward to renewed loan demand as economic conditions stabilize.”

With muted loan demand, the Company’s investment portfolio has grown by a net of $47.4 million or 56.6% since December 31, 2008. Total cash and investments increased by $61.3 million or 54.4% in the six months ended June 30, 2009.

In the quarter ended June 30, 2009, net interest income increased $110,000 or 3.4% compared to the second quarter of 2008, with average earning assets increasing $81.8 million or 22.6%. The Company’s net interest margin fell to 3.06% for the three months ended June 30, 2009 from 3.64% in the prior year comparable period. Benefiting from lower market interest rates, the cost of funds decreased to 1.83% in the quarter just ended from 2.45% in the second quarter of 2008.

The yield on the Company’s earning assets decreased to 4.83% in the second quarter of 2009 from 6.03% in the same quarter last year. Declining market interest rates, combined with higher levels of nonperforming assets, resulted in a 5.85% yield on the loan portfolio in the quarter just ended compared to 6.83% in the second quarter of 2008. The returns on federal funds sold, interest bearing balances with banks, and the overall investment portfolio were also negatively impacted by the lower rate environment as re-investment rates have fallen considerably year-over-year.

Noninterest income increased 12.6% in the second quarter to $508,000 from $451,000 in the comparable period due to the Company’s expanded mortgage banking activity.

Noninterest expense increased by $554,000 or 20.9% in the second quarter of 2009 compared to the same period in 2008, with $237,000 of this increase due to higher FDIC deposit insurance premiums and assessments. The remaining higher operating expenses reflected increased personnel, professional and other costs associated with the collection of delinquent loans and the management of nonperforming assets, as well as higher operating expenses in 2009 from the December 2008 opening of a new branch in the Annapolis Towne Centre.

The year-to-date net loss for 2009 totaled $2,311,000. The net loss available to common shareholders after accruing for preferred stock dividends was $2,513,000 ($0.65 per basic and diluted common share) compared to net income available to common shareholders of $983,000 ($0.25 per basic and $0.24 per diluted common share) for the six months ended June 30, 2008. The Bank recognized provisions for credit losses of $5,011,000 and $488,000 for the respective six month periods ended June 30, 2009 and 2008.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through eight community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. The Bank’s headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Westfield Annapolis Mall.

Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
as of June 30, 2009 and December 31, 2008
($000)

	(Unaudited)	(Audited)
	June 30,	December 31,
	2009	2008
Assets
Cash and due from banks	$7,633	$4,346
Interest bearing deposits with banks	22,005	1,000
Federal funds sold	13,387	23,768
Investment securities, available for sale	131,084	83,685
Loans, net of allowance of $8,521 and $4,123	262,489	263,749
Loans held for sale	1,446	344
Accrued interest receivable	2,001	1,768
Deferred income taxes	4,414	1,747
Premises and equipment	9,477	9,651
Investment in bank owned life insurance	4,156	4,085
Other assets	1,035	773
Total Assets	$459,127	$394,916

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$40,424	$39,065
Interest bearing	321,831	261,562
Total deposits	362,255	300,627
Securities sold under agreements to repurchase	17,890	12,639
Long term borrowings	40,000	40,000
Junior subordinated debentures	5,000	5,000
Accrued interest and accrued expense	2,748	9,836
Total Liabilities	427,893	368,102

Stockholders' Equity
Preferred stock	7,949	-
Common stock	39	38
Warrants to purchase common stock	234	-
Paid in capital	11,398	11,299
Retained Earnings	13,004	15,517
Comprehensive loss	(1,390)	(40)
Total Equity	31,234	26,814

Total Liabilities and Equity	$459,127	$394,916

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
for the Three and Six Month Periods Ended June 30, 2009 and 2008
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008

Interest Income
Loans	$3,955	$4,170	$7,883	$8,627
Investments	1,346	1,050	2,376	2,015
Interest bearing balances with banks	24	83	31	190
Federal funds sold	18	123	40	229
Total interest income	5,343	5,426	10,330	11,061

Interest expense
Deposits	1,556	1,681	3,230	3,727
Securities sold under agreements to repurchase	36	62	60	158
Borrowed funds	309	333	615	601
Junior debentures	55	73	112	172
Total interest expense	1,956	2,149	4,017	4,658
Net interest income	3,387	3,277	6,313	6,403

Provision	3,803	367	5,011	488

Net interest income after provision	(416)	2,910	1,302	5,915

Noninterest Income
Service charges	307	312	587	605
Mortgage banking	27	16	46	34
Other fee income	120	123	260	246
Gain on sale of loans	49	-	65	-
Gain on sale of repossessed assets	5	-	-	-
Total noninterest income	508	451	958	885

Noninterest Expense
Personnel	1,617	1,538	3,242	3,092
Occupancy and Equipment	373	307	761	626
Data processing expense	216	184	432	387
Professional Fees	228	107	351	218
Marketing expense	99	106	207	203
FDIC Insurance	272	35	325	44
Other operating expense	395	369	767	696
Total noninterest expense	3,200	2,646	6,085	5,266

(Loss) Income before taxes	(3,108)	715	(3,825)	1,534
Income tax (benefit) expense	(1,247)	257	(1,514)	551
Net (loss) income	(1,861)	458	(2,311)	983
Preferred stock dividend and discount accretion	120	-	202	-
Net (loss) income available to common shareholders	$(1,981)	$458	$(2,513)	$983

Basic (loss) earnings per common share	$(0.51)	$0.12	$(0.65)	$0.25
Diluted (loss) earnings per common share	$(0.51)	$0.12	$(0.65)	$0.24
Book value per common share	$6.04	$6.78	$6.04	$6.78
Average common shares outstanding with the effect of grants, options and warrants	3,854,867	3,955,160	3,852,173	4,034,817

Annapolis Bancorp, Inc. and Subsidiaries
Financial Ratios and Average Balance Highlights
(In thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Performance Ratios (annualized)
Return on average assets	(1.61%)	0.48%	(1.05%)	0.53%
Return on average common equity	(30.14%)	7.08%	(18.33%)	7.40%
Average equity to average assets	7.03%	6.83%	7.25%	7.12%
Net interest margin	3.06%	3.64%	3.01%	3.61%
Efficiency ratio	82.16%	70.98%	83.69%	72.26%

Other Ratios
Allowance for credit losses to loans	3.13%	1.02%	3.13%	1.02%
Nonperforming to gross loans	4.20%	0.86%	4.20%	0.86%
Net charge-offs to average loans	0.16%	0.07%	0.23%	0.07%
Tier 1 capital ratio	12.5%	11.8%	12.5%	11.8%
Total capital ratio	13.8%	12.8%	13.8%	12.8%

Average Balances
Assets	464,678	381,170	443,559	375,648
Earning assets	443,939	362,180	422,956	356,255
Loans, gross	271,373	245,436	270,318	245,696
Interest-bearing liabilities	390,347	315,423	371,454	309,703
Stockholders' equity	32,681	26,028	32,155	26,743

CONTACT:
Annapolis Bancorp, Inc.
Richard M. Lerner, 410-224-4455